Exhibit 99.1

Harvey J. Gross 116 Fleetwood Terrace Williamsville, NY 14221 October 27, 2009
Chairman and Board of Directors
Ecology and Environment, Inc.
368 Pleasant View Drive
Lancaster, NY  14086

Dear Chairman and Board of Directors:

I have decided not to stand for re-election as a Class B Director of Ecology and Environment, Inc. (the “Company”); I have been a director of the Company since its inception in 1970.  It has been gratifying to see the continued progress that the Company has made over that time.  I will continue my responsibilities as a Class B Director until my current term expires on January 21, 2010, the date of the Annual Meeting of Shareholders.

My declining director renomination will permit me to devote additional time to fulfilling other business and personal interests and responsibilities.  I have no disagreements with the strategies being pursued or the perspectives of management at the Company and wish the Company continued success.

Sincerely yours, Harvey J. Gross